Exhibit 99.1
PFS WEB
Moderator: Todd Fromer
November 14, 2006
11:00 a.m. EST
OPERATOR: Good morning. My name is Eduardo and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb third-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypads. If you would like to withdraw your question, please press the pound key. Thank you.
It is now my pleasure to turn the floor over to your host, Todd Fromer, with KCSA World-wide. Sir, you may begin your conference.
TODD FROMER, KCSA WORLDWIDE: Thank you, Eduardo. Good morning, everyone, and thank you for joining us for the PFSweb third-quarter earnings conference call.
Before we begin I’d like everyone to note that matters discussed on this conference call consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. PFSweb’s annual report on Form 10-K and 10-K/A for the year ended December 31, 2005, identifies certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made. And investors are advised to review the annual report and the risk factors described herein. These factors include are ability to retain and expand relationships with existing clients and attract and implement new clients, our reliance on the fees generated by the transaction volume or product sales of our clients, our reliance on our clients’ projections or transaction volume or product sales, our dependence upon our agreements with IBM, our dependence upon our agreements with our major clients, our client mix, their business volumes and the seasonality of their business, our ability to finalize pending contracts, the impact of strategic alliances and acquisitions, trends in the market for our services, trends in e-commerce, whether we can continue and manage growth, changes in the trend toward outsourcing, increased competition, our ability to generate more revenue and achieve sustainable profitability, the effects of changes in profit margins, the customer and supplier concentration of our business, the unknown effects of possible system failures and rapid changes in technology, trends in government regulation both foreign and domestic, foreign currency risks and other risks of operating in foreign countries, potential litigation, our dependency on key personnel, the impact of new accounting standards and rules regarding revenue recognition, stock options and other matters, changes in accounting rules or the interpretations of those rules, our ability to raise additional capital or obtain additional financing, our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants, relationship with and our guarantees of certain of reliabilities and undebtedness of our subsidiaries, whether outstanding warrants issued in a private – in a prior private placement will be exercised in the future, the transition costs resulting from our merger with eCOST, our ability to successfully integrate eCOST into our business to achieve the anticipated benefits of the merger, eCOST’s potential indemnification obligations to its former parent, eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of its advertising and marketing efforts, and eCOST’s ability to increase its sales revenue and sales margin and improve operating efficiencies. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.
It is now my pleasure to turn your call over to Mr. Mark Layton, Chairman and Chief Executive Officer of PFSweb. Mark, the floor is yours.
MARK LAYTON, CHAIRMAN, CHIEF EXECUTIVE OFFICER, PFSWEB: Thank you, Todd. Well done. I’d like to welcome everybody to our third-quarter conference call . With me today is Tom Madden, who is our Chief Financial Officer, and Mike Willoughby, the President of our Services Division. We appreciate your time this morning. Each of us will be available at the end of the prepared comments to answer any questions that you may have.

For those who have followed our company, you will recognize that 2006 has been a strategic transition year for PFSweb. And while the climb has been at times more difficult than we projected, I’m happy with our overall progress. And I will discuss a variety of things on that topic this morning.
The strategic transition was undertaken with much thought and with a specific roadmap in mind that we’ve methodically followed this year. And we’re hopeful this will lead us to improved growth and profitability in the future. We undertook this transition because we believed that there was a significant unrecognized underlying value in the world-class technology and operational infrastructure capabilities that we built over the past decade. Going back to our company’s inception in 1994, the foundation of our strategic plan of attack for PFSweb was that these capabilities could be deployed in a manner that would allow us to become a recognized leader and to capitalized on the incredible opportunities and growth potential in the Web commerce industry. We continue to see that same vision today.
According to a recent Jupiter Research study, Americans bought goods and services worth $81 billion in 2005. That figure’s expected to jump to $95 billion this year and $144 billion by 2010. Those numbers are clearly indicative of the growth of the Web commerce industry. And as I said, our plan is to become recognized as a leader in a variety of ways that I’ll explain in just a few minutes.
Until 2005, our tactical approach was to attack this opportunity by offering our world-class capabilities to third parties strictly as a service provider or as a BPO provider. While we continue to strongly believe in this tactical approach, certain characteristics of the services business, namely long lead times in the sales cycle that result in generally unpredictable growth patterns, led us to consider if there were additional or different tactics for us to attack this vision. Watching the growth of Web commerce industry and retailers specific in that industry, the challenges that many of these companies experienced in technology and operational infrastructure development led us to conclude that our strengths and the scalability that we have in our infrastructure could provide us a significant competitive advantage if we attacked the opportunity not only as a service provider but also as a Web commerce retailer ourselves. Our strategic actions in 2006 which we will continue in 2007 are directed to focus our services model marketing efforts at the opportunities in the Web commerce area as well as to technology and consumer electronics manufacturers, and through the acquisition of eCOST that we completed back in February to also attack the same opportunity as a Web retailer ourselves. Ultimately we remain enthusiastic that this strategic model will drive greater top-line growth potential which will provide us greater leverage ability for our overhead and result in improved overall financial performance and increasing shareholder value.
With this as a backdrop, we’re pleased to present to you our third-quarter financial results which are generally in line with our expectations. We are pleased with the overall direction of each of our businesses and the strides which we have made towards full implementation of our strategic plans for PFSweb as I’ve just described. Our services business segments now under the direction and leadership of Mike Willoughby has had a strong year both in new business and in financial performance as Mike will discuss in greater detail in just a few moments. Our Web commerce retail division, eCOST.com, which we acquired in February of 2006, is nearly completely integrated with PFSweb. The heavy lifting is done and we’re now ready to begin ramping up our sales and marketing activities with an eye towards growth. It’s an exciting time for the company heading into 2007 and we’re hopeful to begin to see the results from the strategic transition activities from this year.
What I’d like to do now is turn the call over to Mike for a few minutes and let him give you an overview of our services business segments. Michael.
MICHAEL WILLOUGHBY, PRESIDENT SERVICES DIVISION, PFSWEB: Thank you, Mark.
I’m pleased to report that our Supplies Distributors and Services segments continue to perform steadily. Both of these segments have had solid 2006 performances through the first nine months of the year, both top line and bottom line. For clarification purposes, during the call I’ll refer to Supplies Distributors and our PFSweb services business collective as our services business segment as they are essentially the same operational business models although with different financial models.

We are very happy with the fact that 2006 has been a much stronger year for new business signings for our services business segment when compared to 2005. So far this year we have closed approximately 15 new contracts estimated to be valued at approximately $12 million in annual service fee revenue upon full implementation and based on current client projections. This includes new contracts we have closed within the past three months with an estimated annual service fee value of approximately five million upon full implementation and based on current client projections. We believe the adjustments we made to more intensely focus our marketing efforts on the Internet 500 as well as on technology and consumer products manufacturers have been critical to our improved success rate in 2006. As we remind you often, we are generally not permitted to disclose the names of companies or the details of our relationships for many of our clients. But many of our client wins this year are in these targeted business segments. Further, we believe our reputation as a leading high-quality custom outsourcing services provider continues to grow as evidenced by an increase in the leads generated through word of mouth and referrals from current and former clients. With that said, we remain encouraged by the recent traction in new business activity and will seek to maintain this momentum going forward. Currently, our pipeline of potential new business, including pending proposals, totals approximately $30 million in annual service fees.
In summary, I am very pleased with our services segments their nine-month results as well as the richness of our new business pipeline and our high quality of performance, both operationally and financially. We continue to target modest growth rates of high single to low double-digit growth in service fee revenue as opposed to the product revenue in our services division. As we have done in the past, we reported merchandise sales as a barometer of overall activity and scale of commerce that the PFSweb infrastructure is processing. We believe this barometer is one of a number of important measures that we use to evaluate the underlying growth of our business and of the Web commerce industry overall. During the third quarter of 2006, PFSweb reported approximately $719 million in merchandise sales, including sales from eCOST. This compares to approximately $662 million of merchandise sales in the second quarter of 2006 and $545 million in the first quarter of 2006. We define merchandise sales as the value of all fulfillment activities which flow through PFSweb, whether or not we are the seller of the merchandise or record the full amount of sales on our financials. We believe our services model is mature, steady and performing well in all aspects while providing a solid foundation for us to execute the strategic transition plans that Mark described earlier in the call.
And with that I’ll now turn the call back over to Mark.
Mark.
MARK C. LAYTON: Thanks, Mike.
Let me just now move on and give you a little bit of flavor on the eCOST business and then we’ll – Tom will give you some more update on the financials on an overall basis. As originally laid out in our merger strategy with eCOST – and if you go back to last year when we first announced the merger there was a specific timeline and plan that we laid out. We got the deal closed in February of 2006 and now in just under nine months we’ve nearly completed eCOST integration with PFSweb, on plan, on target. We’re now ready to handle the upcoming 2006 holiday season which was – which was a key milestone that we talked about all along was to try to have ourselves ready for the holiday season. And we believe we’re there at this point.
Just to take a moment. I want to send my thanks and congratulations to a great team of people in our California, Texas and Tennessee locations who have absolutely laid it on the line the last nine months to bring this integration project in on schedule. Without their incredible efforts and time commitment, the achievement of this important milestone would not have been possible. So thanks very much to those folks.
Most of the changes we’ve implemented over the last nine months were more backend and may not be clearly noticeable browsing a Web site, but they are significant. And I’d just like to take a minute to give you an overview on that. For example, we have dramatically reduced the downtime for the eCOST Web – eCOST.com Web site itself. We’ve also increased the number of products that are properly merchandised on the site. So when a consumer goes to the site they actually see pictures and detailed information describing the product itself. In the past we had many products that did not have that merchandise information included. We’ve implemented automated pricing modules that have allowed us to improve gross margins. We have enriched customer information and its accuracy on the Web site and in our communications with customers. This we believe has led to reduced phone calls and better customer service overall. We’ve implemented freight programs that have reduced customer confusion and allowed us to reduce our overall freight costs. And all these are amongst many, many other improvements and enhancements that I don’t really have time to get into here today. And there’s much more to come.
In the near future, eCOST.com customers will begin to continually notice further enhancements in the engineering and the appearance of the site that will simplify and improve their overall shopping experience and provide them with an increasing range of products to select from.
It’s important for our investors to recognize that we’ve spent the past few quarters addressing required operational and technology enhancements that we believe are necessary – were necessary to be in place for the eCOST business to be on a solid foundation and in an environment that our team of professionals have experience in operating. We believe that the benefit of this transition will ultimately result in improving our ability to drive higher customer satisfaction levels, improved growth, and profitability. As with many integration projects you hear about and further compounded by other operational issues that eCOST faced prior to our merger, our customer service levels – and when I speak of this, as an example I’m talking about maybe the length of time it takes us to answer a phone call or to respond to an e-mail, amongst other things – these things have been well below an acceptable standard for us over the past year. We believe this performance had a negative impact on revenue levels. Additionally, as we implemented PFSweb’s customer profitability and analysis techniques, it became evident that there were segments of the eCOST that needed to be revamped or in some cases simply eliminated in order to improve the overall financial results.
We’ve also directed a lot analytical time towards the evaluation of our advertising spend in order to better understand the true costs to acquire our customer and will evaluate the lifetime value of that customer down the road. Also, as we previously discussed on our last quarter call, in June and July we uncovered a breakdown in our portion of system controls that resulted in an abnormally high level of credit card fraud activity on our site. We corrected this problem within days of it being identified and believe that this correction also addressed issues that were causing high levels of credit charge backs even before the conversion. This activity did not involve any breach of customer privacy and was limited to credit card fraud detection errors in our system.
Now, when you put these things together, collectively these actions have resulted in a reduction in visitors to our Web store and ultimately lower overall revenue levels for eCOST. In turn, though, and most importantly, given the circumstances that this business faced, these actions have allowed us to reduce operating costs, improve gross margins. And when you remove specific integration and fraud costs, as I described up above here just a minute ago, it’s allowed us to make significant reductions in the overall operating losses of the eCOST business.
We’ve made the tough decisions to revamp the business and now we have high anticipation as we look to the future. With these hurdles behind us, eCOST is now fully on board PFSweb’s world-class backend systems platform and has the capability to monitor inventory and orders more actively, effectively and on a real-time basis. Obviously this is a key feature for any online retailer. And – or for any retailer. And even more important for an e-commerce business where customers cannot see available inventory on the shelves.
During the quarter we completed eCOST’s warehouse move to an existing facility within PFSweb’s nearly two million square foot distribution complex, campus, if you will, in the Memphis, Tennessee, area. This will provide eCOST access to PFSweb’s advanced warehouse technologies, our bar coding and shop floor automation, and radio frequency technology, and our other host of quality control features. We also began in September to invest in and expand an operation in Manila, in the Philippines. We plan to further expand this operation after the first of the year with an opening – with the opening of a 40-plus (seat) call center that we will use primarily for eCOST initially, but for other PFSweb services clients in the future. This location provides us many benefits in terms of cost efficiency, expansion capability, and a wealth of high-quality resources that we can quickly deploy to help us with our strategic efforts in both eCOST and PFSweb overall. We believe that all these things will help eCOST to further reduce costs as a percentage of revenue, improve accuracy and speed of fulfillment, and result in improved customer service capabilities on a continuum basis from here.
Also, this past quarter we put together or signed four new virtual warehouse agreements and we continue to expect to add about two to four new partners per quarter for the foreseeable future on the eCOST side. As previously discussed, we believe there’s great benefit in increasing the number of virtual warehouse partners for eCOST using our advanced middleware technology platform called Entente. These virtual warehouse partnerships enable eCOST to sell a broader range of products without the risks and working capital requirement associated with carrying inventory. In a virtual warehouse relationship, basically we display products for sale on our site that we do not physically stock in our distribution facilities. These products then are moved directly by our distribution partners to consumers allowing us, as I described, to avoid product risks, pricing obsolescence risk and so on.
We continue to be excited by the opportunities presented by this merger. The combination of our operating infrastructure and technology (INAUDIBLE) with eCOST’s strong Web platform and customer base provides us ample opportunities for growth within the growing Web commerce marketplace. Our goal is to capitalize on eCOST’s customer base of more than one and a half million and its broad selection of more than 100,000 high-quality new close-out and refurbished products, primarily by brand name technology and consumer electronics manufacturers.
One more point. In addition, since completing our integration this quarter we’ve now begun to move towards reviewing and planning a more aggressive marketing plan for eCOST than the one we’ve executed in the past few quarters. This plan will include expanded activities both online and off-line. We anticipate seeing the results of these efforts in the coming quarters with hopes towards attracting new customers more aggressively than we have in the last couple of quarters. We believe that if eCOST can be successful in this – in it foray into the direct sale of products via online commerce it’ll ultimately boost top-line growth and improve financial performance for this business.
I will talk about our results on these fronts later in the call after Tom runs through the financials. And now let me turn the call over to Tom Madden to give you an overview of the financial side. Tom.
TOM MADDEN, CFO, PFSWEB: Thank you, Mark.
Let me first start with providing a brief overview of our consolidated P&L results and then I will provide an overview of highlights of each of the business segments individually, followed by an overview of key balance sheet matters.
As reported earlier today, our consolidated revenues for PFSweb for the September 2006 quarter were $94.3 million as compared to $81.5 million reported for the same period last year. Note that the prior year results, however, do not reflect the results of eCOST as our merger did not occur until February of this year. Excluding eCOST results in the current year for center comparability purposes, revenues were $77.6 million, which was a slight decrease over the prior year. EBITDA, which is a key metric in evaluating our operational performance and potential, was a negative $0.7 million for the September 2006 quarter versus a positive $1.9 million in the prior year. Excluding eCOST operations, EBITDA was $3.0 million for this current quarter, an increase of approximately one million over the same period of the prior year. Adjusted EBITDA, a calculation of which is presented to you in our press release, was approximately break-even for the September 2006 quarter as compared to a positive$ 3.1 million for the prior year. Again, excluding eCOST operations for the current quarter, adjusted EBITDA was $3.2 million for the September 2006 quarter, which was a slight increase over the prior year. Net loss for the quarter was $3.3 million, or seven cent per share, as compared to a loss of 0.5 million, or two cents a share, for the prior year. Once again, excluding eCOST operations for the current quarter, net income for the PFSweb service fee and Supplies Distributors businesses was $0.6 million, which was an increase of $1.1 million over the prior year. The current year bottom line results for the September quarter also include $0.2 million of stock compensation related expenses which was zero in the prior year.
As indicated by these results, it is clear that the combined PFS and Supplies Distributors business segments once again experienced a strong quarter with improved profitability as compared to the prior year. We are quite pleased that this improved performance for these businesses has been a consistent theme throughout this current year. While our consolidated results were burdened significantly by events within our eCOST division, the exciting news is that we believe we have made significant strides (INAUDIBLE) eCOST business over the past several months through improved gross margins and reduced costs and believe we have a business much better positioned as we enter the holiday season and into 2007.

Let me now provide a little more insight into the PFS service fee business. During the quarter our service fee revenues increased four percent over the prior year primarily due to both new service contract relationships as well as growth in existing contracts. This was partially offset by the impact of terminated client relationships no longer included in our current year revenues. If you recall from prior earnings calls, due to limited success in winning new business last year, we anticipated that service fee growth in 2006 would be relatively minimal. However, with improved success in winning new contracts this year, we are optimistic that we can experience improved growth rates in non-project related service fees in the remainder of this year and into next year.
Our gross margin percentage for the service fee business during the September quarter was slightly below the low end of our targeted 25 percent to 30 percent gross margin percentage range. This performance was also down somewhat on a sequential basis from prior quarters, though it was relatively consistent with the prior year September quarter results. This decline on a sequential basis was primarily due to reduced project activity work in the current quarter, reduced benefits and seasonality of our largest service fee clients, as well as certain incremental expenses on existing clients. We continue to maintain our targeted gross margin percentage of 25 to 30 percent on an overall basis as we add new clients to our business.
As for the Supplies Distributors business, we experienced a reduction in product revenues to $55.9 million in the current quarter as compared to $62.3 million in the prior year. This decrease was primarily due to the timing of vendor promotional activity and expect annual revenue for this business to remain relatively consistent with the prior year. Our gross margin for this business was higher than normal in the current quarter due to the impact of certain incremental inventory cost reductions and project work.
So, again, in summary our service fee and Supplies Distributors businesses have experienced strong performance on a year-to-date basis as compared to the prior year.
Let’s now review the highlights of the eCOST business. The encouraging news here once again is that since July 2006 we have seen significantly improving financial performance for the business on a sequential month business. This has occurred through a combination of improved gross margin percentage performance and reduced cost. As Mark has discussed, our key focus now is to drive revenue growth and maintain our ongoing cost control measures. As you evaluate the financial results for eCOST for the September quarter, you will actually see a very low gross margin percentage of approximately two percent. This amount is significantly impacted by the large fraudulent credit card activity which the company experienced in conjunction with its ERP systems conversion in June and July of this year. Charge-backs (INAUDIBLE) these fraudulent transactions are treated as a reduction in revenue. Excluding the impact of these charge-backs, the gross margin would have been approximately 7.5 percent. We are targeting for this gross margin percentage for the eCOST business to grow to approximately nine percent in the foreseeable future. We have made significant reductions in cost in the business since our February 1 merger date. These reductions included both planned reductions as a result of the integration efforts as well as further reductions due to currently lower than anticipated – or lower than originally targeted revenue volumes. We will continue to balance making appropriate investments in the business to fuel growth with our target to reach profitability in the near-term.
The eCOST results for the quarter include $0.5 million of integration related expenses and we expect to incur similar expenses though at a lower level during the December quarter. We expect that by the end of this calendar year we will be substantially complete with these integration efforts.
As Mark stated, the eCOST business has experienced both operational and financial challenges since our merger date. The losses of the business thus far have been financed through a $5-million pipe transaction that PFSweb completed earlier this year as well as through advances from the service fee and Supplies Distributors businesses. We are in the process of working with several of our banks to modify the existing terms of our finance agreements in order to provide increased funding flexibility for this eCOST business in the near-term. In the future, however, we recognize the importance of this business reaching first a cash flow break-even performance and then profitability.
Turning now to our consolidated balance sheet. Some of the key highlights this quarter include the following. From a cash perspective, our cash decreased during the current quarter primarily due to the operating losses of the eCOST business as well as the timing of certain net client credit card activity. However, our consolidated cash position remains solid with cash, cash equivalents and restricted cash balance exceeding 15. – or $15 million as of September 30, 2006. Our accounts receivable inventory and accounts payable balances decreased since June 30, 2006, primarily due to reduced sales within both the eCOST and Supplies Distributors business segments. Our financing agreements with our banks remains strong. In addition to the increased funding flexibility for the eCOST business that I discussed earlier, we expect to extend our PFS financing agreement with Comerica (ph) for another year into 2008. This includes both our regular accounts receivable financing agreement with them as well as our letter of credit supporting our Mississippi bond financing. In addition, we have recently been successful in obtaining increased equipment financing facilities in order to help support the capital expenditure needs of our new service fee client relationships. We may need further financings to support the needs of the service fee business as well as eCOST as we look to the future. To maintain our existing cash position, we will continue to evaluate funding, future capital expenditure needs, as well as any potential future operating losses through develop facilities, operating or capital leases, or additional equity.
The last item I would like to address is the Nasdaq de-listing status. As previously disclosed, we did receive a Nasdaq de-listing notification in August 2006 as a result of our share price being below the $1 threshold. This de-listing notification provides for an automatic initial 180-day grace period to regain compliance. As we meet all the other thresholds, we believe we are also eligible to receive a further 180-day extension after this initial period if we have not regained compliance by that time. Our goal is that the stock price will reach the required share price minimum levels during this grace period. If not, the company does have shareholder approval to effect or reverse stock split in and effort to regain compliance. We will continue to monitor the status of our share price during this grace period, but we do not have any immediate plans to complete the reverse stock split at this time.
Now I would like to turn the call back over to Mark for closing remarks. Mark.
MARK C. LAYTON: OK. Thanks, Tom. As we’ve already mentioned, we expect our efforts to materialize towards the end of this year and going into 2007 on this whole strategic transition that I’ve described to you this morning. Our current physical year is very much a transition period for our company and specifically for eCOST, and we’re hopeful to significantly build on the following metrics that I’m going to describe to you once the integration plan becomes fully implemented and as we look out towards 2007.
But just to give you a quick overview on some of the metrics specific to the eCOST business and, you know, kind of customary I think in the Web commerce area. As of September 30, eCOST had about 1.62 million total customers. That was compared to about 1.34 million total customers in the same period the prior year. Active customers for September 2006 quarter were 326,530 compared to 507,029 in the year earlier period. New customers for the third quarter of 2006 totaled 34,124 versus 56,668 new customers a year ago. For the three months ended September 30, eCOST reported a total of approximately 51,922 orders shipped and our average order value during that period was about $361 compared to 102,000 orders shipped with an average order value of $389 in the same period the prior year. Computers along with electronics and digital imaging continue to be the primary product categories that we see sales from and growth in.
Ad expenses for the third quarter were $436,000. That compared to $1.3 million in the 2005 third quarter. The cost to acquire a new customer calculated by taking the total ad spend during the period divided by the new customers that we added during the period for the third quarter of ’06 was $12.78 compared to $23.06 in the same period one year ago.
We remain on target to achieve our previously stated long-term projections of consolidated revenue growth exceeding 10 percent, gross profit margins in the 10 to 12 percent range, and net income margin of one to two percent over the long-term. And this is on the – on the company on an overall basis. In the short-term we are well-positioned to complete our integration plan this fall as we’ve already discussed and we’re prepared now for a strong holiday season.
As we’ve said a number of times and I can’t reiterate enough, we are – we’re really encouraged by the progress that we’ve had so far this year. It’s been a lot of behind-the-scenes activity, but these were critical activities that we needed to get done in order to now begin to benefit going forward from here.

So that’s all that we have for prepared comments this morning. I’d like to open the call up for any questions that you have, and Tom, Mike and I will be available to answer those for you. Eduardo, please.
OPERATOR: Thank you. At this time I would like to remind everyone if you would like to pose a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.
Thank you. Our first question comes from David Soetebier, of James Dutton. Please go ahead.
DAVID SOETEBIER, JAMES DUTTON: Good morning, gentlemen, and congratulations on your traditional businesses doing very well. I’d like some additional details on eCOST (ph). Maybe you could give us the fixed cost and then the incremental cost or maybe give us targeted revenues on when it might be break-even. You said it improved by a month. Was it – how close to profitable was it in September? Then the next question on cash needed. I guess this quarter, and then maybe if you could quantify the project business in the quarter.
MARK C. LAYTON: OK, David. I’ll take part of the question here and Tom can handle the cash part. You have to reiterate a couple of pieces of those going forward here. But on the eCOST front, we haven’t made any specific disclosures yet, David, in terms of the – you know, I don’t want to get into trying to do monthly numbers in here. I think what we’ve done is disclose to you the trend that we made improvements month by month during the third quarter. September was much better than July, for example. And while we don’t have bottom line numbers yet for October, I’m optimistic that October was better than September. And so, you know, we’re seeing a lot of fruits of the labor. The break-even point I would tell you in the business has been reduced dramatically. That’s been by a combination of the cost efficiencies we’ve been able to get and also just the fact that we’re leveraging PFSweb’s platform in the business going forward. So we’ve got a much lower break-even level. We’re not at that point yet, but I think I’ll be in a position maybe next quarter to give you a little bit more clearer information in terms of where we’re at with that part of it once I’ve got some closed financials for the fourth quarter behind us that are not, you know, kind of complicated, if you will, with some of the integration efforts and the challenges that we had back in July related to credit card fraud. So in summary, that part of the question, month by month is getting better. October was better than September, September better than August. And we have made good progress in reducing the break-even point in the business going forward. And next quarter I’ll give you more update on that.
Let me let Tom handle the questions – you may want to reiterate the questions on the cash side.
DAVID SOETEBIER: Yes, Tom, maybe you could give us an update on your capital spending requirements and then maybe cash requirements for eCOST.
THOMAS J. MADDEN: OK. From a capital expenditure standpoint, this is pretty consistent with where we’ve been at in the last couple quarter statements. Generally, as I would take a look at the business we estimate that we have a capital expenditure need of about $2 to $3 million per year to support kind of our existing client base and consulting infrastructure and, you know, new technologies being added or new capabilities being added into our business mix. On top of that, we have capital expenditure needs to support our new client activities. We have generally put out a estimate that to the extent we’re adding new clients that we take a look at their annual revenue and anticipate that about 30 percent of that annual service fee revenue will be required in the form of capital expenditures. So in comparison for this year, if you take a look at our $12 million of new contact signings that we’ve stated, we probably have a capital expenditure requirement of approximately $4 million (INAUDIBLE) that. Now, some of that work has already been done. We will have some additional needs as we look out over the next six months, and we anticipate over the next six to 12 months of also having new client signings. So on top of the two to three million I think it’s – as a base level, I think it’s reasonable based on our normal new client signings that we would have another $4 to $5 million on top of that per year.
MARK C. LAYTON: Just to add to that, David. Recognize that we’re retiring a lot of that stuff. Not always, but generally retiring that stuff over the life of the contact of the client, the new one. And obviously the two to three million that we’re adding per year, you know, we’re retiring the assets in our existing part of the business as well. So you can’t just take that and say, well, that’s all new debt you’re going to get, because a lot of it’s retired debt that’s on top of that stuff from there. Also, specific to eCOST, we made probably $600,000 or so of capital investment in that business during the summer related to the – getting the Web commerce farm set up here in our offices and (INAUDIBLE). On an ongoing basis the capital requirements there are not huge on a go-forward basis because we’re pretty much leveraging off the PFSweb platform from there. We do have some continued IT development cost, capital cost related to some of the work that we want to do on the improvement side that I discussed. But I would say the heavy lifting part for eCOST specifically has been completed.
THOMAS J. MADDEN: One other – excuse me – one other point I’ll make on the capital expenditures for the new clients is that oftentimes for our new clients, in our contracts with them there is a provision that states that to the extent that the client leaves prior to the expected termination date of that agreement that they are libel back to us for any unamortized capital expenditures. Now, that’s not always the case with all clients, but for any significant capital expenditures that are necessary we ensure that we’re properly covered in those arrangements.
DAVID SOETEBIER: And my final question was if you could quantify the project business during the quarter.
MARK C. LAYTON: It was not significant. It was probably less than half a million dollars.
MARK C. LAYTON: Thank you, David. Eduardo.
OPERATOR: Thank you. Once again, if you would like to pose a question, please press star then the number one on your telephone keypad at this time.
Thank you. Our next question comes from Adam Meisle (ph), of Aquafour (ph) Capital. Please go ahead.
ADAM MIZEL, AQUAFOUR (ph) CAPITAL: Good morning, guys. How are you?
MARK C. LAYTON: Good, Adam.
ADAM MIZEL: A couple questions. Can you breakout what amount of new client expenses are in the PFSweb segment analysis? What I’m trying to understand is when you add these new clients, clearly you have an up-front investment before they generate revenue. So I’m just trying to understand the EBITDA level profitability of the ongoing business versus what you’re investing that will produce some of the revenue you alluded to up front.
MARK C. LAYTON: I would say this quarter is probably not significant. We may see a little more in the fourth quarter. A number of the bigger, heavier clients are being implemented currently right now. So we may see some of that. And that will show up in the gross profit percentage area. So next quarter as Tom reports on the GP percentage side – and I don’t have any forecasts for that right now – but if we have significant expenses that are not being covered by implementation fees from a client, they will – they will show up in the cost of goods section of the services P&L.
ADAM MIZEL: OK. Then maybe, Mark, a little – so help me understand a little bit better why it seems like this quarter the PFS services business – ignore SDI for a second because that’s got its own income statement – was more or less break-even on an EBITDA basis versus more profitable. What held it back?
MARK C. LAYTON: Two things, Adam. You get less project work in the third quarter than we had in the second and typically our project work is – it’s not always the case, but often is at higher margins than our core business is at. And then, secondly, our largest client is – has of June seasonal peak, so we gain the benefits of higher margins and higher volume activity during the second quarter than we do in the third, simply because we’ve got more transactions to do from there. So, you know, we end up with lower margins and two quarters out of the year and higher margins in two quarters with that specific line.
ADAM MIZEL: OK, got it. One last question on this part of the business and then I’ll have one more. As you look at the client wins that you accomplished both in the quarter and year-to-date, how does that compare with your budgeted expectations and how do you – in some ways, are you winning what you thought you – where you – how are you doing in the (INAUDIBLE) competition on new business in general?
MARK C. LAYTON: Well, it’s hard to – I think we’ve talked about this in the past. It’s hard to, to draw a direct correlation to competition, because depending upon the type of client that we are pursuing we’ve got different competitors. And in some cases – for example, in the technology segment we would see some of the third-party logistics guys, like a Menlo (ph) or Excel or even UPS Logistics as a competitor in that area. And we don’t get good information about where they’re at. So it’s difficult for us to compare directly with them. On the Web commerce side, you know, there are, you know, GSI and Intetrack (ph) that we have better information on from that standpoint. So I don’t know that I can given you a clear answer on that. I can tell you that we’ve probably seen in terms of the clients that we’ve added this year probably an equal number of Internet commerce guys. I’m looking at Mike here. Internet commerce guys, the technology guys year-to-date. I would say it’s a pretty even mix of those two segments in terms of the new clients that we’ve had this year.
MICHAEL WILLOUGHBY: Technology and consumer goods manufacturers.
MARK C. LAYTON: Right.
ADAM MIZEL: And then the other part of the question was just as you’ve seen what you’ve accomplished year-to-date, on budget, behind budget, ahead of budget? And your of where the year’s likely to end compared to budget. Just on new clients. I’m not – and kind of expectations.
MARK C. LAYTON: You’re talking about in terms of service and sales?
ADAM MIZEL: Yes, just sales. I mean, not necessarily revenue and EBITDA, because timing can have a big impact on that.
MARK C. LAYTON: Yes. I would say we’re probably on target, maybe slightly ahead for the year. And, you know, temper that with the fact that this isn’t going to be our biggest year of signings that we’ve ever had. We probably – ’04 I think was our biggest year that we’ve seen to date. But it’s much better than what we saw in ’05. And because of the results we had in ’05 and some changes that we made in terms of our marketing spend and focus in there, we had more tempered expectations for ’06 than we had had previously. So I would say that the results we have for this year are pretty much on target or maybe slightly ahead in terms of book business for the services side.
ADAM MIZEL: And one last question and I’ll get out of here, which is on the eCOST side, Mark, can you give us a little bit more depth on your strategy to drive growth? Because clearly it’s going into the big season, but it’s very competitive. And you can look at the struggles at some of – the over-stocks and others in the world are having, and even Amazon in terms of cost of acquiring customers and making the business profitable, how you think you can re-invigorate eCOST in what is a very tough market environment and a competitive market environment.
MARK C. LAYTON: Well, I think the first thing is to go back to our strategy in terms of how are we going to be successful in this business. We came into this thing recognizing that we believe we’ve got a better technology and operational infrastructure than some of the guys that you just mentioned and others that are in the business out there. We’ve got scale. It’s important when you look at those merchandise sales that Mike went through yesterday to realize that, you know, while our P&L may show us as a $400 million company, you know, we’re moving, you know, on a run rate over $2.5 billion worth of commerce. So we are a significant player in terms of the transactions that are being moved in this industry. And for the most part we’re doing it on a basis that’s profitable. And we just need more scale in order to get the overhead part of our business leveraged out. So I think we feel confident that we know how to do this business profitability from the technology and operational side of the area. You know, we’re still learning our way about being a retailer in this business, and with that came a whole host of other things. But when you look at eCOST, you know, you specifically focus on the eCOST business and what is it in the eCOST business that allows us to be (INAUDIBLE) better. And I think the uniqueness of the eCOST model related to the fact that we sell close-out, refurbs, and new products puts us in the forefront as of the price conscious consumer out there, recognizing that he can come to the eCOST side and find an ample supply of products that will more often than not fit his technology needs but at a price point that’s much cheaper than he may find from some of the big-box retailers. So that’s what we want to build on and then begin to grow, you know, on that platform from there. So strategically that’s where we’re headed.
ADAM MIZEL: OK. Great. Thanks.
MARK C. LAYTON: Yes.

OPERATOR: Thank you. Once again, if you would like to ask pose a question, please press star then the number one on your telephone keypad.
Thank you. Our next question is a follow-up coming from David Soetebier, of J.M. Dutton. Please go ahead.
DAVID SOETEBIER: On the eCOST. Has eCOST added any manufacturers or lost any manufacturers this year? And could you quantify who’s the most important? I think Hewlett was running about 30 percent. And maybe what some of the others are doing.
MARK C. LAYTON: Yes, the HP relationship’s clearly our biggest relationship in eCOST. Manufacturers do come and go, David, as the course of business. Sometimes lines within manufacturers come and go. So I would – I’m not going to get into the game of, you know, being out here disclosing or talking about every manufacturer relationship that we add or not. But we haven’t had a huge focus this year on adding new manufacturers, except through the virtual warehouse relationships that we’ve spoke of. The four new ones we added this quarter gave us access to hundreds of new supplier lines that we would not have had in the past. So we are definitely adding suppliers. And I think you’ll see an even greater focus on that in the future. Recognize that, you know, HP is clearly important and our direct refurb relationships that we have with a number of manufacturers are, you know, the key focal point that creates this differentiation that I’ve described to Adam out there. And then once we gain that sale, we can then sell add-on products that relate to that initial product that allows us to boost margin and overall revenue on a sale itself. So that’s the business model that we’re trying to – trying to execute.
DAVID SOETEBIER: Great. Thank you.
OPERATOR: Thank you. Our next question – I’m sorry, that person has removed themselves from the queue. Once again, ladies and gentlemen, if you would like to pose a question, please press star then the number one on your telephone keypads at this time.
And that’s star then the number one on your telephone keypads if you would like to pose a question.
Thank you, gentlemen. There appear to be no further questions at this time.
MARK C. LAYTON: Just a – I’ll follow-up a little bit more on Adam’s question here and then you can poll one more time in just a second. But there was a question about how we’re going to attract more customers out there that (INAUDIBLE) added completely to. You know, the online part of the ad business, we cut way back on the spending of that as I talked about in the – in the numbers that we released related to our ad spend on this year. The cost per clicks are going up significantly and they went up again during the holiday period out there. I think that’s a challenging point for all Web commerce retailers who sell technology products that are commodity priced the way we are. I would not be surprised to see some changes in the industry going forward in terms of how those models work, because it’s quite difficult to today to put together a financial model that says, oh, here’s the way you ought to do it and that’s going to make financial sense for people who are selling products that have, you know, relative low gross margin characteristics to them like we are. That has led us into looking at more of a blend between offline advertising and our online ad spend. And, Adam, one of the other ways you’re going to see us, I think you’re going to see us get more aggressive in terms of some traditional advertising techniques and viral (ph) advertising techniques to try to drive an enhanced customer base and rely more on e-mail marketing than we – even than we have in the past. So just a little bit more flavor on your question earlier.
So, Eduardo, if you’d poll one more time for questions.
OPERATOR: Thank you. Once again, ladies and gentlemen, if you would like to pose a question, please press star then the number one on your touch-tone telephone keypads at this time.
Thank you. Our next question comes from Chris Cerniglia, of Ryan Beck. Please go ahead.
CHRIS CERNIGLIA, RYAN BECK: Hey, guys. Just do you feel the ownership of eCOST is going to heard other BPO business opportunities?

MICHAEL WILLOUGHBY: Actually absolutely not. I think one of the commitments that we had made early in the year along with the news of the acquisition was that we would not only continue to support our current clients intensively to innovate around the business that we’re supporting for current clients, but that we would continue to aggressively respond to the opportunities of the virtual markets that we’re in to grow the business. And I think the results that we announced today really reflect both that commitment to current clients as well as the commitment to growing the business. So I think the answer to your question is a firm commitment to continue to grow and support the services business.
THOMAS J. MADDEN: And several of our clients in that services business are interested in the eCOST model to – as a potential channel for some of their product today as well. So we’ve been in contact and – with several clients for those opportunities.
MICHAEL WILLOUGHBY: OK. Thanks, Mike and Tom. Any further questions, Chris or Eduardo?
CHRIS CERNIGLIA: No, that’s good. Thanks. Glad to hear that.
OPERATOR: Gentlemen, at this time we don’t appear to have any further questions.
MARK C. LAYTON: Thank you, everybody, for your time this morning. Talk to you again next quarter.
OPERATOR: And this concludes today’s PFSweb third-quarter earnings conference call. You may disconnect your lines, and have a wonderful day.
END